Exhibit 99.(q)

POWER OF ATTORNEY

     The undersigned Directors and Officers of W.P. Stewart & Co. Growth Fund, Inc. hereby authorize Susan G. Leber, Rocco Macri, John C. Mahler, Jr. and Michael W. Stamm (with full power to each of them to act alone), as attorney-in-fact, to sign on his or her behalf and in the capacities indicated, any Registration Statement or amendment thereto (including post-effective amendments) of W.P. Stewart & Co. Growth Fund, Inc., and to file the same, with all exhibits thereto and other documents requisite in connection therewith, with the Securities and Exchange Commission and any other regulatory authority having jurisdiction over the offer and sale of shares of common stock of the W.P. Stewart & Co. Growth Fund, Inc.

     IN WITNESS WHEREOF, the undersigned members of the Board of Directors and the Officers of W.P. Stewart & Co. Growth Fund, Inc. executed this Power of Attorney as of the 26th day of August, 2006. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

/s/ Norman H. Brown, Jr.	/s/ Margaret T. Monaco

Norman H. Brown, Jr.	Margaret T. Monaco
Director	Director

/s/ Craig M. Ferguson	/s/ Joseph M. Santarella

Craig M. Ferguson	Joseph M. Santarella
Director	Director

/s/ William J. Genco	/s/ William F. Waters

William J. Genco	William F. Waters
Director	Director

/s/ Susan G. Leber	/s/ Rocco Macri

Susan G. Leber	Rocco Macri
Director, Treasurer and Principal	Director
Financial Officer

/s/ John C. Mahler, Jr.	/s/ Michael W. Stamm

John C. Mahler, Jr.	Michael W. Stamm
President	Secretary and Chief Compliance Officer